Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Aytu BioPharma, Inc. and subsidiaries (the “Company”) of our report dated September 28, 2021 with respect to the consolidated balance sheets of the Company as of June 30, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Plante & Moran, PLLC

Denver, Colorado

September 28, 2021